{02162694;v1 } IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. C.A. No. 2021-0511-NAC JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG C.A. No. 2022-0254-NAC

{02162694;v1 } CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. AMENDED STIPULATION AND AGREEMENT OF COMPROMISE, SETTLEMENT, AND RELEASE This Amended Stipulation and Agreement of Compromise, Settlement, and Release (the “Stipulation,” the terms of which are the “Settlement”), dated as of September 11, 2025, is entered into between: (i) the Special Litigation Committee of the Board of Directors of FAT Brands Inc. (the “Special Litigation Committee” or “SLC”); (ii) James Harris and the Estate of Adam Christopher Vignola, plaintiffs in the above-captioned actions (“Plaintiffs”); (iii) Squire Junger (“Junger”), James Neuhauser (“Neuhauser”), and Edward H. Rensi (“Rensi,” and collectively with Junger and Neuhauser, the “Independent Director Defendants”); (iv) Andrew A. Wiederhorn (“Wiederhorn”), Fog Cutter Holdings, LLC (“Holdings”), and Fog Cutter Capital Group, Inc. (“FCCG,” and collectively with Holdings and Wiederhorn, the “Fog Cutter Defendants”); and (v) Nominal Defendant FAT Brands Inc. (“FAT” or the “Company,” and together with the Independent Director

{02162694;v1 } Defendants and Fog Cutter Defendants, the “Defendants,” and the Defendants and Plaintiffs together, the “Parties”). The Parties intend for this Stipulation to fully, finally, and forever resolve, discharge, and settle the actions captioned Harris v. Junger, et al., C.A. No. 2021-0511-NAC (“Harris I”) and Harris v. Junger, et al., C.A. No. 2022-0254-NAC (“Harris II” and together with Harris I, the “Actions”) and the Released Claims (as defined in ¶ 8, below), subject to approval of the terms and conditions of the Settlement by the Court of Chancery of the State of Delaware (the “Court”); WHEREAS, Plaintiffs are stockholders of the Company and were stockholders during all relevant times; WHEREAS, following a books and records investigation pursuant to Delaware General Corporation Law (“DGCL”) Section 220, Plaintiffs filed a Verified Stockholder Derivative Complaint on June 10, 2021 (C.A. No. 2021-0511- NAC) (the “Harris I Complaint”); WHEREAS, the Harris I Complaint asserted claims derivatively on behalf of Nominal Defendant FAT based upon, among other things, alleged breaches of fiduciary duties, unjust enrichment, and waste of corporate assets stemming from the approval of a 2020 merger between FAT and FCCG; WHEREAS, the Harris I Complaint sought the following, among other, relief: (i) A finding that Defendants breached their fiduciary duties to the Company;

{02162694;v1 } (ii) An order finding the 2020 merger between FAT and FCCG to be invalid and ordering recission and/or awarding compensatory damages; (iii) An award for the Company of the amount of damages it sustained as a result of Defendants’ alleged breaches of fiduciary duties and waste of corporate assets and, if applicable, pre-judgment and post-judgment interest; and (iv) An award for Plaintiffs of the costs, expenses, and disbursements in connection with the Actions, including any attorneys’ and experts’ fees; WHEREAS, on August 5, 2021, Defendants moved to dismiss the Harris I Complaint (the “Harris I Motion to Dismiss”); WHEREAS, on February 11, 2022, following briefing in connection with the Harris I Motion to Dismiss and oral argument, the Court issued an order denying the Harris I Motion to Dismiss with respect to all claims other than the unjust enrichment claims and the claims against Junger, and the Court took under advisement the Harris I Motion to Dismiss with respect to those undecided claims; WHEREAS, following a second books and records investigation pursuant to DGCL Section 220, Plaintiffs filed a separate Verified Stockholder Derivative Complaint on March 17, 2022 (C.A. No. 2022-0254-NAC) (the “Harris II Complaint”); WHEREAS, the Harris II Complaint asserted claims derivatively on behalf of Nominal Defendant FAT based upon, among other things, alleged breaches of

{02162694;v1 } fiduciary duties and unjust enrichment stemming from the approval of a 2021 recapitalization transaction; WHEREAS, the Harris II Complaint sought the following, among other, relief: (i) A finding that the Defendants breached their fiduciary duties to the Company; (ii) An order finding FAT’s 2021 recapitalization transaction to be invalid and ordering recission and/or awarding compensatory damages; (iii) An award for the Company of the amount of damages it sustained as a result of Defendants’ alleged breaches of fiduciary duties and waste of corporate assets and, if applicable, pre-judgment and post-judgment interest; and (iv) An award for Plaintiffs of the costs, expenses, and disbursements in connection with the Actions, including any attorneys’ and experts’ fees; WHEREAS, on May 2, 2022, Defendants moved to dismiss the Harris II Complaint (the “Harris II Motion to Dismiss”); WHEREAS, on January 31, 2023, the Board of Directors of FAT formed a special litigation committee consisting of Amy V. Forrestal (“Forrestal”) and Lynne L. Collier (“Collier”) (the “Initial Special Litigation Committee”) to investigate the facts and circumstances surrounding the allegations of Harris I;

{02162694;v1 } WHEREAS, on February 3, 2023, the Initial Special Litigation Committee moved to stay Harris I for six months; WHEREAS, on February 13, 2023, Harris II was reassigned to Vice Chancellor Cook; WHEREAS, on February 17, 2023, Harris I was reassigned to Vice Chancellor Cook; WHEREAS, on February 17, 2023, the Court granted the stay request of the Initial Special Litigation Committee and stayed Harris I; WHEREAS, on March 28, 2023, all directors other than Wiederhorn were removed from the Board of Directors of FAT and Wiederhorn thereafter appointed Donald Berchtold, Tyler Child, Kenneth Kepp, Carmen Vidal, Mason Wiederhorn, Taylor Wiederhorn, and Thayer Wiederhorn to the FAT Board of Directors; WHEREAS, on March 29, 2023, Collier was reappointed to the FAT Board of Directors; WHEREAS, on April 1, 2023, Mark Elenowitz (“Elenowitz”) was appointed to the FAT Board of Directors; WHEREAS, on April 4, 2023, Plaintiffs moved to lift the stay in Harris I on the allegation that all members of the Initial Special Litigation Committee (along with all other members of the Board except Wiederhorn) were removed from the Board on March 28, 2023 by the Company’s majority stockholder, Holdings;

{02162694;v1 } WHEREAS, on April 5, 2023, and upon Plaintiffs’ request, the Court issued an oral opinion lifting the stay in Harris I on the basis of the removal and reconstitution of the FAT Brands Board of Directors described above; WHEREAS, on April 5, 2023, the Court issued an oral opinion denying the Harris II Motion to Dismiss; WHEREAS, on May 4, 2023, the FAT Board of Directors formed the Special Litigation Committee (the “SLC”), consisting of Collier, Elenowitz, and Kenneth Kepp.1 The SLC was authorized to investigate Plaintiffs’ claims and to determine an appropriate course of action with respect thereto, and all such determinations were deemed final and binding upon the Company, not subject to review by the full board; WHEREAS, the SLC retained the law firm of Morris Nichols Arsht & Tunnell, LLP to act as its legal advisor; WHEREAS, on May 8, 2023, the SLC moved to stay Harris I; WHEREAS, on May 10, 2023, the United States Department of Justice (the “DOJ”) moved to intervene in Harris I and stay discovery in Harris I pending the resolution of its investigation into the facts and circumstances underlying Harris I; 1 On June 13, 2023, Mr. Kepp passed away, leaving the SLC comprised of Collier and Elenowitz.

{02162694;v1 } WHEREAS, on May 31, 2023, the Court issued an oral opinion granting the DOJ’s motions to intervene and stay discovery in Harris I; WHEREAS, on July 14, 2023, the SLC determined to investigate the facts and circumstances underlying Harris II; WHEREAS, on July 21, 2023, the SLC moved to stay Harris II; WHEREAS, on August 10, 2023, the Court granted the Parties’ stipulation to stay Harris II; WHEREAS, on May 9, 2024, a federal grand jury returned an indictment against Wiederhorn, FAT, and two other individuals alleging, among other things, that Wiederhorn caused FAT and FCCG to compensate him approximately $47 million between 2010 and January 2021 through illegal means (the “Indictment”); WHEREAS, the Indictment provided notice that the United States intends to seek forfeiture as part of any sentence in the event of a conviction of Wiederhorn; WHEREAS, on May 31, 2024, the DOJ filed a status report and proposed order with the Court requesting a further stay of Harris I until the resolution of the criminal charges against Wiederhorn and FAT; WHEREAS, on June 3, 2024, the Court granted the request of the DOJ and stayed Harris I until the resolution of criminal charges against Wiederhorn and FAT; WHEREAS, on December 17, 2024, Twin Hospitality Group, Inc. (“Twin”) caused the filing of a Form 10-12B/A for the registration of securities, with a

{02162694;v1 } Preliminary Information Statement dated December 17, 2024 describing a spin-off transaction in which certain FAT subsidiaries would be contributed to Twin, and Twin common stock would be listed on the NASDAQ Capital Market (the “Twin Spin-off”); WHEREAS, as a result of the Twin Spin-off, FAT would hold approximately 95% of Twin common stock and FAT’s stockholders would receive the remaining Twin common stock in the form of a dividend; WHEREAS, Plaintiffs’ counsel obtained and reviewed extensive document discovery produced in the Actions from the Parties and third parties, totaling approximately 175,000 documents, and prepared for depositions that were about to occur imminently when the Court granted the first stay in Harris I; WHEREAS, during the pendency of the stays in Harris I and Harris II, the SLC, through its counsel, received and reviewed more than 190,000 documents to investigate the underlying factual and legal theories of liability advanced in the Actions, as well as potential theories of liability not advanced in the Actions. The SLC met regularly during its investigation and invited and received presentations from counsel for both the plaintiffs and the defendants. The SLC, through its counsel, conferred with attorneys for the DOJ from time to time to be kept apprised on the status of the Government’s work. Although the SLC did not complete its investigation nor did it conduct interviews given the overlay of an ongoing

{02162694;v1 } Government investigation and criminal trials, it concluded that it would not move to dismiss the Actions and that it would be in the best interests of the Company to achieve a global settlement of both Actions and to work with Plaintiffs’ counsel to try to achieve that end.; WHEREAS, on January 8, 2025, the Parties and the SLC participated in a mediation (the “Mediation”) before the Honorable Joseph R. Slights III (the “Mediator”), a former Vice Chancellor of the Court of Chancery; WHEREAS, at the conclusion of the Mediation session, the Parties and the SLC agreed to a settlement in principle, pursuant to which: (i) Defendants will pay, or cause to be paid on their behalf, $10,000,000 to FAT; (ii) Defendant Fog Cutter will surrender 200,000 shares of Twin common stock to FAT; and (iii) the Company will implement corporate governance reforms substantially in the form attached hereto as Exhibit A (the “Governance Reforms”); WHEREAS, the Parties and the SLC acknowledge that the Settlement was primarily caused in all respects by the efforts of Plaintiffs and Plaintiffs’ counsel; WHEREAS, on January 10, 2025, Twin filed an amendment to its Preliminary Information Statement noting that at the time of the Twin Spin-off, each share of FAT Class A Common and Class B Common stock would receive 0.1520207 shares of Twin common stock, and that the Twin Spin-off would be effective as of 4:30 p.m., New York City time, on January 29, 2025;

{02162694;v1 } WHEREAS, based on its investigation into the claims asserted in the Actions and potential additional claims arising from the same operative facts, the SLC, on behalf of FAT, has concluded that (i) the Settlement is in the best interests of FAT, (ii) the Settlement confers substantial benefits upon FAT and Current FAT Stockholders (as defined infra in ¶ 12), and (iii) the interests of FAT and Current FAT Stockholders would best be served by settlement of the Actions and related claims on the terms and conditions set forth herein; WHEREAS, the SLC is a signatory to this Stipulation and fully supports the Settlement because it confers substantial benefits on FAT, and the SLC considers the terms of the Settlement to be fair to and in the best interests of FAT and Current FAT Stockholders; WHEREAS, Plaintiffs believe that the claims asserted in the Actions have merit, but also believe that the Settlement provides substantial and immediate benefits to FAT and Current FAT Stockholders. In addition to these substantial benefits, Plaintiffs and Plaintiffs’ counsel have considered: (i) the attendant risks of continued litigation and the uncertainty of the outcome of the Actions; (ii) the work undertaken by the SLC and its conclusion that the Actions should be resolved; (iii) the probability of success on the merits; (iv) the inherent problems of proof associated with, and possible defenses to, the claims asserted in the Actions; (v) the desirability of permitting the Settlement to be consummated according to its terms;

{02162694;v1 } (vi) the expense and length of continued proceedings necessary to prosecute the Actions against the Defendants through trial and appeals; (vii) the impact of the Indictment and potential forfeiture(s) on the Actions and upon Plaintiffs’ efforts to recover any damages against the Defendants, including further stays, delays and difficulty in recovering against Defendants; (viii) wastage and exhaustion of Defendants’ directors and officers insurance, and other factors that indicate that enforcement of any judgment(s) against Defendants would be difficult, risky, and time consuming; (ix) the potential impact of any criminal or civil forfeiture that may be imposed against any of the Defendants in connection with the Indictment; and (x) the conclusion of the SLC, the SLC’s counsel, Plaintiffs, and Plaintiffs’ counsel that the terms and conditions of the Settlement are fair, reasonable, and adequate, and that it is in the best interests of FAT and Current FAT Stockholders to settle the Actions on the terms set forth herein; WHEREAS, at all times, each of the Independent Director Defendants and Fog Cutter Defendants has denied, and continues to deny, the allegations of wrongdoing in the Harris I Complaint and Harris II Complaint, including that he or it committed a breach of a fiduciary duty; WHEREAS, each of the Independent Director Defendants and Fog Cutter Defendants expressly maintain that he or it has at all times complied with his or its fiduciary and other legal duties, and deny that FAT or its stockholders were harmed

{02162694;v1 } by any conduct or lack thereof of the Independent Director Defendants and Fog Cutter Defendants alleged in the Actions or that could have been alleged therein; and WHEREAS, Defendants expressly maintain that they are entering into this Stipulation solely because the Settlement will eliminate the burden, expense, distraction, and uncertainties inherent in further litigation. NOW, THEREFORE, IT IS STIPULATED AND AGREED, in consideration of the benefits set forth below, and subject to the approval of the Court pursuant to Court of Chancery Rule 23.1, that the Actions and the Released Claims shall be compromised, settled, released, and dismissed with prejudice on the merits and without costs (except as provided below), subject to the following terms and conditions: SETTLEMENT CONSIDERATION 1. Within twenty (20) calendar days after the Effective Date (as defined in ¶ 19), the Independent Director Defendants and Fog Cutter Defendants shall pay, or cause to be paid, the aggregate amount of $10 million in cash (the “Cash Component”) to FAT. Such payment shall be in part from FAT’s directors’ and officers’ insurance (the “FAT Insurer Payment,” which shall be the sole contribution by the Independent Director Defendants) and in part from the Fog Cutter Defendants’ directors’ and officers’ insurance. For the avoidance of doubt, aside

{02162694;v1 } from being a cause of the FAT Insurer Payment, the Independent Director Defendants shall not have any liability or responsibility for the Cash Component. 2. Within twenty (20) calendar days after the Effective Date, the Fog Cutter Defendants shall surrender 200,000 shares of Twin Class A Common stock to FAT (the “Shares Component,” and with the Cash Component, the “Settlement Payment”). 3. The Settlement requires, and shall be conditioned upon, the FAT Board’s approval and implementation of the corporate governance matters set forth in Exhibit A within fourteen (14) calendar days of the Effective Date, to the extent not already implemented as of the date of this Stipulation. 4. Defendants acknowledge that Plaintiffs’ prosecution of the claims in these Actions was the cause of the Settlement. 5. If the Court declines to approve the Settlement, the Settlement is terminated, or the Effective Date otherwise fails to occur, the Cash Component and any interest accrued thereon shall be returned to the insurance carriers that funded the Cash Component. 6. If the Court declines to approve the Settlement, the Settlement is terminated, or the Effective Date otherwise fails to occur, the shares of Twin common stock shall not be surrendered by Fog Cutter.

{02162694;v1 } RELEASE OF CLAIMS 7. Release of Defendant Releasees: Upon the Effective Date, Plaintiffs, the SLC and all of its members, the Company, any Current FAT Stockholder, the Defendants, and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall be deemed to have, and by operation of the Judgment (as defined in ¶ 11) approving this Settlement shall have, completely discharged, dismissed with prejudice on the merits, released and settled, to the fullest extent permitted by law, all claims, including Unknown Claims as defined infra and potential claims, whether they are asserted or unasserted, suspected or unsuspected, discovered or undiscovered, that Plaintiffs now have or may have had against Defendants for any matter arising from, relating to, or otherwise stemming from, whether directly or indirectly, the allegations and claims asserted in the Actions (the “Plaintiffs’ Released Claims”) against the Defendants, as well as their agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities (the “Defendant Releasees”) or the members of the SLC, as well as each of their members and agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities (the “SLC Releasees”), and shall be forever barred and enjoined from

{02162694;v1 } commencing, instituting, prosecuting, or continuing to prosecute any of the Plaintiffs’ Released Claims against any of the Defendant Releasees or SLC Releasees. Notwithstanding anything to the contrary herein, Plaintiffs’ Released Claims shall not include: (i) any claims relating to the enforcement of the Settlement; (ii) claims purportedly on behalf of FAT to recover money damages or obtain other remedies for harm to FAT (if any) caused by (a) the reconstitution of the FAT Board and/or the removal, appointment or re-appointment of directors from the FAT Board in March 2023 sought by Richard Collura in Case No. 2024-1305-NAC pending in Delaware Chancery Court (the “Collura Action”) and as identified and pled in the Complaint filed on December 17, 2024 therein (the “Collura Complaint”); (b) alleged misrepresentations relating to the civil and criminal investigations opened by the SEC and DOJ in November 2021 in certain of FAT’s SEC filings from 2022 through 2024 alleged by Collura in the Collura Action and as identified and pled in the Collura Complaint; (c) alleged insider stock sales by Andrew Wiederhorn in 2022 and 2023 alleged by Collura in the Collura Action and as identified and pled in the Collura Complaint; and (d) alleged compensation and bonuses proposed, approved and awarded to identified officers and/or directors of the Company while the aforementioned government investigations were ongoing in 2022 and 2023 as identified and pled in the Collura Complaint. Additionally, nothing in this Stipulation shall be construed to in any way limit or impair any claims being brought

{02162694;v1 } or maintained by the DOJ or the SEC against any of the defendants named in the Actions. For the avoidance of doubt, and notwithstanding any allegations or claims that have been or could have been asserted in the Collura Action, Plaintiffs’ Released Claims shall include claims purportedly on behalf of FAT to recover money damages or obtain other remedies for harm to FAT (if any) caused by the 2020 merger between FAT and FCCG, the 2021 recapitalization transaction and/or any and all loans, loan agreements, promissory notes, intercompany credit agreements and/or forgiveness of loans as between FAT and FCCG and/or FCCG and Andrew Wiederhorn from 2017 through 2020. 8. Release of Plaintiff Releasees: The SLC and all of its members, the Company, and the Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such only, will fully, finally and forever release, settle, and discharge, and shall forever be enjoined from prosecuting against Plaintiffs, their respective counsel, all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing (collectively, the “Plaintiff Releasees,” and together with the Defendant Releasees and SLC Releasees, the “Released Persons”), and the SLC Releasees, any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape or form, including unknown claims, arising out of or relating to the Section 220 demands, or the investigation, commencement, prosecution or

{02162694;v1 } settlement of the Actions (the “Defendants’ Released Claims,” and together with Plaintiffs’ Released Claims, the “Released Claims”). Notwithstanding anything to the contrary herein, Defendants’ Released Claims shall not include any claims relating to the enforcement of the Settlement. 9. Release of Unknown Claims: With respect to the releases set forth in ¶¶ 7 and 8 supra, the Parties stipulate and agree that Plaintiffs, the SLC, and Defendants expressly waive any and all provisions, rights, and benefits conferred by Cal. Civ. Code § 1542 or any law of any state or territory of the United States or other jurisdiction, or principle of common law or foreign law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. Plaintiffs, the SLC, and Defendants acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to those releases, but that it is the intention of Plaintiffs, the SLC, and Defendants to completely, fully, finally, and forever extinguish any and all claims within the scope of those releases, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts (the “Unknown Claims”). Plaintiffs, the

{02162694;v1 } SLC, and Defendants acknowledge that the inclusion of “unknown claims” in ¶¶ 7 and 8 was separately bargained for and was a key element of the Settlement. CONDITIONS OF THE SETTLEMENT 10. The Settlement shall be null and void and of no force and effect if the terms of the Settlement do not receive Final Court Approval (as defined in ¶ 19) in which case the Parties shall revert back to their litigation positions prior to entering into this Stipulation. For the avoidance of doubt, the Parties agree that Court approval of the Fee and Expense Application (defined below) is not a condition precedent to the Settlement or Final Court Approval thereof. SUBMISSION AND APPLICATION TO THE COURT 11. As soon as practicable, the Plaintiffs’ counsel shall move to lift the stay of proceedings in Harris II and move to consolidate or coordinate Harris I and Harris II to permit the submission of this Stipulation together with its Exhibits to the Court, and the SLC will not oppose the relief sought in such Motions, and the Parties shall apply jointly for entry of an order (the “Scheduling Order”), substantially in the form attached hereto as Exhibit B, providing for, among other things: (i) approval of the form and content of the proposed notice of the Settlement; and (ii) a date for the final settlement hearing (the “Settlement Hearing”). At the Settlement Hearing, the SLC and the Parties shall jointly request that the Final Order and Judgment (the “Judgment”) be entered substantially in the form attached as

{02162694;v1 } Exhibit D. The Parties agree to jointly seek the scheduling of the Settlement Hearing to take place no earlier than sixty (60) days following the distribution of notice in accordance with ¶ 12. 12. Within fifteen (15) business days after the entry of the Scheduling Order, FAT shall mail, or cause to be mailed, by first class U.S. mail or other mail service if mailed outside the U.S., postage prepaid, the Notice, substantially in the form attached hereto as Exhibit C, to all record holders of FAT stock as of the date of this Stipulation (the “Current FAT Stockholders”). All stockholders of record who are not also the beneficial owners of the shares of the Company’s common stock held by the stockholder of record shall be requested to forward the Notice to the beneficial owners of those shares. The Company shall also use reasonable efforts to give notice to all beneficial owners by: (i) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests the same for distribution to beneficial owners by physical mailing or by electronic means; and (ii) mailing or transmitting by electronic means additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders. 13. Within fifteen (15) business days after the entry of the Scheduling Order, FAT shall post a copy of the Stipulation and all exhibits thereto on the Company’s website continuously through the date of the Settlement Hearing, and

{02162694;v1 } shall post copies of all settlement briefing on the Company’s website promptly after the filing of such briefing continuously through the date of the Settlement Hearing. 14. The Company shall announce the Settlement in a report on Form 8-K to be filed with the SEC, and shall attach the Notice as an exhibit thereto. The Company shall further disclose the Settlement in its first Quarterly Report on Form 10-Q following the entry of the Scheduling Order, and shall append the Notice and Stipulation as an exhibit. 15. The Parties submit that the proposed content and manner of notice constitutes adequate and reasonable notice to Current FAT Stockholders pursuant to applicable law and due process. 16. The SLC and Plaintiffs shall jointly move for final approval of the Settlement. On or before the deadline for submissions in support of final approval of the Settlement, Plaintiffs shall submit papers in support of the final approval of the Settlement, in which the SLC shall submit papers joining in its support of the Settlement. On or before the deadline for submissions in support of final approval of the Settlement, Plaintiffs shall submit papers in support of any Fee and Expense Award (defined below). No later than ten (10) business days before the Settlement Hearing, FAT’s counsel shall serve on counsel in the Actions and file with the Court an appropriate affidavit with respect to the preparation and mailing of the Notice and posting of the Notice and Stipulation.

{02162694;v1 } 17. The Parties agree to expend best efforts to obtain Final Court Approval of the Settlement on the terms provided herein. NOTICE 18. The Company shall be solely responsible for providing Notice of the Settlement in the form and manner directed by the Court (when approved by the Court, the “Notice”), substantially in the form attached hereto as Exhibit C. The Company shall cause to be paid all costs and expenses incurred in providing the Notice, including any costs and expenses associated with any additional copies of the Notice requested by record holders of FAT Common Stock (whether for purpose of providing the Notice to beneficial owners or otherwise). If for any reason the Settlement does not obtain Final Court Approval, any moneys expended on providing notice or implementing the Settlement shall not be refundable. EFFECTIVE DATE/FINAL COURT APPROVAL 19. The “Effective Date” of the Settlement shall be the first date by which the Court has entered the Judgment and such Judgment has received “Final Court Approval.” “Final Court Approval” of any Court order shall mean: (i) if no appeal is filed, the expiration date of the time for filing or noticing of any appeal of the Judgment; or (ii) if there is an appeal from the Judgment, the date of (a) final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise to review the Judgment, or (b) the date the Judgment is finally affirmed

{02162694;v1 } on appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review of the Judgment, and, if certiorari or other form of review is granted, the date of final affirmance of the Judgment after such review. However, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to attorneys’ fees or expenses and/or an incentive award payable to Plaintiffs shall not in any way delay the Effective Date of the Settlement. INTERIM INJUNCTION 20. Subject to an order of the Court, pending final determination of whether the Settlement should be approved, Plaintiffs and all Company Stockholders will be barred and enjoined, to the maximum extent permitted under law, from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, either directly, representatively, derivatively, or in any other capacity, against the Defendant Releasees, and all pending deadlines in any and all such actions shall be suspended. ATTORNEYS’ FEES AND EXPENSES 21. FAT, the Independent Director Defendants, the Fog Cutter Defendants, and the members of the SLC acknowledge and agree that: (i) the Actions and the efforts of Plaintiffs’ counsel were the precipitating, material, and substantial cause

{02162694;v1 } in securing the Settlement Amount and the Governance Reforms; (ii) the agreement on the Settlement Amount and the Governance Reforms was a direct result of the Actions and the efforts of Plaintiffs’ counsel; and (iii) the Settlement Amount and the Governance Reforms confer substantial benefits on the Company and its current stockholders. 22. The Parties did not in any form discuss the topic of attorneys’ fees before finalizing the substantive terms of this Stipulation. Defendants and the SLC acknowledge that Plaintiffs’ counsel is entitled to an award of attorneys’ fees and reimbursement of expenses incurred in achieving the benefits for FAT in the Settlement and any other benefits achieved by the Action. In connection with the Settlement, Plaintiffs’ counsel intends to apply for an award of fees and reimbursement of Plaintiffs’ litigation expenses (the “Fee and Expense Application”). The Court’s disposition of the Fee and Expense Application shall not affect the validity of the Settlement. 23. Plaintiffs’ counsel’s fee and expenses award as ordered by the Court (the “Fee and Expense Award”) shall be paid by FAT from the Settlement Payment within twenty-five (25) calendar days after the latest of (i) the Effective Date, (ii) the exhaustion of any appeals from the order awarding fees or the expiration of time to appeal, and (iii) the date on which Plaintiffs’ counsel provides to Defendants’ counsel written payment and wire instructions, which are verbally confirmed, and a

{02162694;v1 } signed W-9 reflecting a valid taxpayer identification number for the account into which the fee award is to be deposited. For the avoidance of doubt, the Independent Director Defendants shall not have any liability or responsibility for payment of the Fee and Expense Award. 24. An award of attorneys’ fees and expenses to Plaintiffs or Plaintiffs’ counsel is not a necessary term of the Settlement and shall not be a condition of the Settlement. Neither Plaintiffs nor Plaintiffs’ counsel may cancel or terminate the Settlement based on the Court’s or any appellate court’s ruling on attorneys’ fees or expenses or incentive awards to Plaintiffs. 25. Plaintiffs’ counsel may request that the Court allocate a portion of the amount awarded pursuant to the Fee and Expense Application to Plaintiffs as a service award in consideration of Plaintiffs’ time and effort in connection with the prosecution of the Actions on behalf of the Company and its stockholders. Any amount so allocated shall come out of the amount awarded under the Fee and Expense Application, and shall not increase the amount of that application. No portion of the amount awarded shall be allocated or paid to Plaintiffs except insofar as the Court expressly approves such a payment, and then, only in the amount approved by the Court. 26. Except as provided in this Stipulation or otherwise ordered by the Court, the Defendant Releasees shall bear no other expenses, costs, damages, or fees

{02162694;v1 } alleged or incurred by any of Plaintiffs’ counsel, or by Plaintiffs, or by any of any Plaintiffs’ attorneys, experts, advisors, agents, or representatives in connection with the Actions or the Settlement. The Plaintiff Releasees shall bear no expenses, costs, damages, or fees alleged or incurred by the SLC or any Defendant, or by any of any Defendants’ attorneys, experts, advisors, agents or representatives in connection with the Actions, the Released Claims, or the Settlement. TERMINATION 27. If the Court declines to enter the Judgment, or if the Judgment is entered but reversed on appeal, any Party may terminate the Settlement by filing with the Court and serving all other parties with a written notice of the Party’s election to withdraw from and terminate the Settlement. 28. In the event that any final injunction, decision, order, judgment, determination, or decree is entered or issued by any court or governmental entity prior to Final Court Approval of this Stipulation and the Settlement embodied herein that would make consummation of the Settlement in accordance with the terms of this Stipulation unlawful or that would restrain, prevent, enjoin, or otherwise prohibit consummation of the Settlement, any Party may terminate the Settlement by filing with the Court and serving all other parties with a written notice of the Party’s election to withdraw from and terminate the Settlement. In addition, in the event that any preliminary or temporary injunction, decision, order, determination, or

{02162694;v1 } decree (an “Interim Order”) is entered or issued by any court or governmental entity prior to Final Court Approval of this Stipulation and the Settlement that would restrain, prevent, enjoin, or otherwise prohibit consummation of the Settlement, then, notwithstanding anything herein to the contrary, the Parties shall have no obligation to consummate the Settlement unless and until such Interim Order expires or is terminated or modified in a manner such that consummation of the Settlement in accordance with the terms of this Stipulation would no longer be restrained, prevented, enjoined, or otherwise prohibited. 29. In the event that the Settlement is terminated pursuant to the terms of this Stipulation or the Effective Date of the Settlement otherwise fails to occur, then: (i) this Stipulation, and the Settlement, including without limitation the releases under ¶¶ 7 – 9 above, shall be null and void; (ii) the fact of the Settlement and the contents of this Stipulation shall not be admissible in any trial of the Actions; (iii) the Parties shall be deemed to have returned to their respective litigation positions in the Actions immediately prior to the date of execution of the Stipulation; and (iv) the Parties shall proceed in all respects as if this Stipulation and any related orders had not been entered. ENTIRE AGREEMENT 30. This Stipulation and its Exhibits constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all written or oral

{02162694;v1 } communications, agreements, or understandings that may have existed prior to the execution of this Stipulation. No representations, warranties, or statements of any nature whatsoever, whether written or oral, have been made to or relied upon by any Party concerning this Stipulation or its Exhibits, other than the representations, warranties, and covenants expressly set forth in such documents. CONSTRUCTION 31. This Stipulation shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Stipulation. 32. Headings have been inserted for convenience only and will not be used in determining the terms of this Stipulation. GOVERNING LAW; CONTINUING JURISDICTION 33. This Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware’s principles governing choice of law. The Parties irrevocably and unconditionally: (i) consent to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating in any way to this Stipulation or the Settlement (or if subject-matter jurisdiction is lacking, to the Superior Court of the State of Delaware); (ii) agree that any dispute arising out of or relating in any way to this Stipulation or the Settlement shall not be litigated or

{02162694;v1 } otherwise pursued in any forum or venue other than any such court; (iii) waive any objection to the laying of venue of any such litigation in any such court; (iv) agree not to plead or claim in any such court that such litigation brought therein has been brought in any inconvenient forum; and (v) expressly waive any right to demand a jury trial as to any such dispute. AMENDMENTS 34. This Stipulation may be modified or amended only by a writing, signed by the Parties (or their duly authorized counsel), that refers specifically to this Stipulation. SETTLEMENT NOT AN ADMISSION 35. The provisions contained in the Settlement and this Stipulation shall not be deemed a presumption, concession, or admission by any Party to this Stipulation of any fault, liability (or lack thereof), or wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims (including the Settled Claims) that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than as permitted by applicable court rules and rules of evidence. Plaintiffs and Plaintiffs’ counsel make no

{02162694;v1 } admission or concession concerning any weakness or infirmity in Plaintiffs’ claims in the Actions, and maintain that Plaintiffs’ claims have had substantial merit at all times. BINDING EFFECT 36. This Stipulation shall be binding upon and inure to the benefit of the Parties hereto and their respective agents, executors, heirs, successors, and assigns. COUNTERPARTS 37. This Stipulation may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument. AUTHORITY 38. This Stipulation will be executed by counsel for each of the Parties, each of whom represents and warrants that they have the authority from their client(s) to enter into this Stipulation and bind their clients hereto. OWNERSHIP OF SHARES; NON-ASSIGNMENT OF CLAIMS 39. Plaintiffs represent and warrant that they have each been a stockholder of the Company at all relevant times, continually to the present, that as of the date hereof they continue to hold stock in the Company, and that they shall continue to hold such stock in the Company through the Effective Date. Plaintiffs further

{02162694;v1 } represent that they have not assigned the claims asserted in the Actions, or any of the Plaintiffs’ Released Claims, to any person. NO WAIVER 40. Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist on the strict performance of any and all of the provisions of this Stipulation to be performed by such other Party. No waiver, express or implied, by any Party of any breach or default in the performance by the other Party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation. CONFIDENTIALITY 41. Plaintiffs, the SLC, Defendants, and their counsel agree, to the extent permitted by law, that all agreements made before and during the course of the Actions relating to confidentiality of information shall survive this Stipulation. IN WITNESS WHEREOF, the undersigned Parties, by and through their respective counsel, have executed this Stipulation as of the date set forth above. [Signature page follows]

ASHBY & GEDDES

OF COUNSEL:

LEVI & KORSINSKY, LLP
Donald J. Enright
Elizabeth K. Tripodi
Brian D. Stewart
1101 Vermont Ave., N.W.,
Suite 800
Washington, DC 20005
Tel: (202) 524-4290

KASKELA LAW LLC
David Seamus Kaskela
Adrienne Bell
18 Campus Boulevard, Suite 100
Newtown Square, PA 19073
(484) 258-1585

/s/ Stephen E. Jenkins
Stephen E. Jenkins (#2152)
500 Delaware Avenue, 8th Floor
P.O. Box 1150
Wilmington, DE 19899
(302) 654-1888
SJenkins@ashbygeddes.com

Attorneys for Plaintiffs

YOUNG CONAWAY STARGATT & TAYLOR, LLP

OF COUNSEL:

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
John P. Stigi III
Kristin P. Housh
12275 El Camino Real
Suite 200
San Diego, CA 92130
(858) 720-8900

/s/ Kevin P. Rickert
Martin S. Lessner (#3109)
Elisabeth S. Bradley (#5459)
Kevin P. Rickert (#6513)
1000 North King Street
Wilmington, DE 19801
(302) 571-6600
mlessner@ycst.com
ebradley@ycst.com
krickert@ycst.com

Attorneys for Defendants Andrew A. Wiederhorn, Fog Cutter Holdings, LLC, and Fog Cutter Capital Group, Inc.

{02162694;v1 }

{02162694;v1 } OF COUNSEL: MORGAN, LEWIS & BOCKIUS LLP J. Warren Rissier 300 South Grand Avenue Twenty-Second Floor Los Angeles, CA 90071 (213) 612-2500 RICHARDS, LAYTON & FINGER, P.A. /s/ Brock E. Czeschin Brock E. Czeschin (#3938) One Rodney Square 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 czeschin@RLF.com Attorneys for Defendants Squire Junger, James Neuhauser, Edward H. Rensi MORRIS JAMES LLP /s/ K. Tyler O’Connell K. Tyler O’Connell (#4514) Albert J. Carroll (#5316) Alena V. Smith (#6699) 3205 Avenue North Blvd., Ste. 100 P.O. Box 2306 Wilmington, Delaware 19899 (302) 888-6892 toconnell@morrisjames.com acarroll@morrisjames.com asmith@morrisjames.com Attorneys for Nominal Defendant FAT Brands Inc.

{02162694;v1 } MORRIS NICHOLS ARSHT & TUNNELL LLP /s/ John P. DiTomo John P. DiTomo (#4850) Alexandra M. Cumings (#6146) 1201 North Market Street Wilmington, DE 19801 (302) 658-9200 jditomo@morrisnichols.com acumings@morrisnichols.com Attorneys for the Special Litigation Committee of the Board of Directors for FAT Brands Inc.

EXHIBIT A

{02162696;v1 } EXHIBIT A The Company has adopted (or has agreed to adopt) the following corporate governance improvements since the commencement of Harris I. Defendants acknowledge that Plaintiffs’ actions in connection with Harris I and Harris II were the precipitating, material, and substantial cause underlying the governance reforms. The Company and the individuals currently on the Company’s Board have agreed to (as needed, implement and) maintain these corporate governance changes for at least three (3) years upon approval of the Settlement: • the Board has added three new independent directors; • for any transaction involving the sale of the Company while the Company remains publicly reporting, the Company shall disclose to the Company’s stockholders any consideration to be received by Andrew Wiederhorn (and his controlled affiliates) that is disparate relative to other similarly situated stockholders; • the Company has adopted a whistleblower policy and established a whistleblower email hotline to the Audit Committee’s chairman; • the Company has remediated the internal control material weaknesses cited during fiscal 2020 audit; and • the Company has hired a public company experienced Chief Financial Officer (“CFO”), controller and general counsel.

{02162696;v1 } In addition, the Company and those individuals currently on the Company’s Board have agreed to adopt, within fourteen (14) days of the Effective Date, the following corporate governance therapeutics and maintain them for at least three (3) years as consideration for the Settlement if the Settlement is approved: • the Audit Committee chair shall rotate at least every seven (7) years; • the Audit Committee charter shall be amended to include the review of all related party transactions to evaluate whether such transactions might compromise director independence; • each independent director serving on the Board, or who is subsequently elected or appointed to the Board, shall be required to attend an outside, third-party full-day director education and training sponsored by a recognized director training organization at least every three (3) years; • the independent directors shall meet no less than four (4) times each year outside of the presence of any FAT employee(s) to review and discuss issues of immediate concern to the Company or the Board; • a standing Related Party Transactions Committee of the Board shall be created, comprised exclusively of directors that are independent under NASDAQ rules, to review and approve or reject all proposed transactions between FAT and any officer or director of the corporation (or affiliated entity) for a period of at least three (3) years;

{02162696;v1 } • Andrew Wiederhorn’s Consulting agreement shall be amended to permit the Company’s Compensation Committee to determine the reasonableness of Mr. Wiederhorn’s hourly billing, and to propose and make any agreed-to changes it may deem necessary; and • the Audit Committee charter shall be amended to require that the Audit Committee shall hire and take guidance from independent and competent Delaware corporate counsel in connection with the consideration of any related-party transaction.

EXHIBIT B {02162711;v1 } IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. C.A. No. 2021-0511-NAC JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG C.A. No. 2022-0254-NAC

{02162711;v1 } 2 CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. [PROPOSED] SCHEDULING ORDER WITH RESPECT TO NOTICE AND SETTLEMENT HEARING WHEREAS, (i) the Special Litigation Committee of the Board of Directors of FAT Brands, Inc. (the “Special Litigation Committee” or “SLC”); (ii) James Harris and the Estate of Adam Christopher Vignola, plaintiffs in the above-captioned actions (“Plaintiffs”); (iii) Squire Junger (“Junger”), James Neuhauser (“Neuhauser”), and Edward H. Rensi (“Rensi” and collectively with Junger and Neuhauser, the “Independent Director Defendants”); (iv) Andrew A. Wiederhorn (“Wiederhorn”), Fog Cutter Holdings, LLC (“Holdings”), and Fog Cutter Capital Group, Inc. (“FCCG” and collectively with Holdings and Wiederhorn, the “Fog Cutter Defendants”); and (v) nominal defendant FAT Brands, Inc. (“FAT” and together with the Independent Director Defendants and Fog Cutter Defendants, the “Defendants,” and the Defendants and Plaintiffs together, the “Parties”) have entered into an Amended Stipulation of Agreement and Settlement, dated September 11,

{02162711;v1 } 3 2025 (the “Stipulation”), which sets forth the terms and conditions for the proposed settlement and dismissal with prejudice of the above-captioned actions (the “Settlement”), subject to review and approval by this Court pursuant to Court of Chancery Rule 23.1 and upon notice to the current stockholders of FAT; WHEREAS, the Court has read and considered the Stipulation and the accompanying documents; and WHEREAS, all Parties have consented to the entry of this order. NOW, upon application of the Parties, after review and consideration of the Stipulation filed with the Court and the exhibits attached thereto, IT IS HEREBY ORDERED, this ____ day of __________________________, 2025, as follows: 1. For purposes of this Scheduling Order, the Court incorporates by reference the definitions in the Stipulation and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation unless otherwise defined herein. 2. A settlement fairness hearing (the “Settlement Hearing”) shall be held on _____________, 2025, at _____ a.m. / p.m. in the Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801 (or by telephonic or video means as may be designated by the Court) to: (a) determine whether the proposed Settlement, on the terms and conditions provided for in the Stipulation, is fair, reasonable, and adequate and in the best interests of FAT and its

{02162711;v1 } 4 stockholders; (b) determine whether the Court should finally approve the Settlement and enter the Order and Final Judgment (the “Final Judgment”) as provided in the Stipulation, dismissing the above-captioned action (the “Action”) with prejudice and extinguishing and releasing the Released Claims; (c) hear and determine any objections to the proposed Settlement; (d) determine whether the Court should approve the Fee and Expense Award requested by Plaintiffs’ Counsel, as well as the Service Award to be paid to Plaintiffs exclusively from the Fee & Expense Award; and (e) rule on such other matters as the Court may deem appropriate. 3. The Settlement Hearing may be adjourned by the Court from time to time without further notice to anyone other than the Parties and any Objectors (as defined herein). 4. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the Parties and without further notice. 5. The Court approves, in form and content, the Notice of Pendency of Settlement of Derivative Action (the “Notice”) filed by the Parties as Exhibit C to the Stipulation and finds that the provision of notice substantially in the manner set forth herein meets the requirements of Court of Chancery Rule 23.1 and due process, is reasonable and practicable under the circumstances, and shall constitute due, adequate, and sufficient notice to all persons entitled thereto.

{02162711;v1 } 5 6. Within fifteen (15) business days after the entry of this Scheduling Order, FAT shall use reasonable efforts to provide notice to all beneficial owners of FAT stock by: (i) filing a Form 8-K with the Securities and Exchange Commission (“SEC”) that discloses the Settlement and attaches the Notice, substantially in the form filed as Exhibit C to the Stipulation, as an exhibit; (ii) disclosing the Settlement in its first Quarterly Report on Form 10-Q following the entry of the Scheduling Order, and shall append the Notice and Stipulation as an exhibit; (iii) publishing a copy of the Notice on a national wire service, such as PRNewswire; (iv) posting a copy of the Stipulation and all exhibits thereto on the Company’s website continuously through the date of the Settlement Hearing; and (v) posting copies of all settlement briefing on the Company’s website promptly after the filing of such briefing continuously through the date of the Settlement Hearing. Prior to the Settlement Hearing, Defendants shall file with the Court an appropriate affidavit or declaration regarding compliance with the notice provisions set forth in Paragraph 18 of the Stipulation. FAT shall be responsible for all costs associated with this disclosure of the Notice. 7. As set forth in the Notice, any FAT stockholder who objects to the Settlement, the proposed Final Judgment to be entered, the Fee and Expense Award and/or the Service Award who wishes to be heard (an “Objector”), may appear in person or by his, her, or its attorney at the Settlement Hearing and present any

{02162711;v1 } 6 evidence or argument that may be proper and relevant; provided, however, that no Objector shall be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Final Judgment to be entered thereon, unless he, she, or it has, no later than ten (10) calendar days before the Settlement Hearing (unless the Court in its discretion shall thereafter otherwise direct, upon application of such Person and for good cause shown), filed with the Register in Chancery, Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801, and served upon counsel listed below, the following: (i) proof of current ownership of FAT stock; (ii) a written notice of the Objector’s intention to appear that states the Objector’s name, address, and telephone number and, if represented, the Objector’s counsel; (iii) a detailed statement of all of the grounds thereon and the reasons for the Objector’s desire to appear and to be heard, and (iv) all documents or writings which the Objector desires the Court to consider. Such filings must be served upon the following counsel by hand delivery, overnight mail, or the Court’s electronic filing and service system: Stephen E. Jenkins ASHBY & GEDDES, P.A. 500 Delaware Avenue, 8th Floor Wilmington, Delaware 19801 (302) 654-1888 Attorneys for Plaintiffs Martin S. Lessner YOUNG CONAWAY STARGATT & TAYLOR, LLP 1000 North King Street Wilmington, DE 19801 (302) 571-6600 Attorneys for Defendants Andrew A. Wiederhorn, Fog Cutter

{02162711;v1 } 7 Holdings, LLC, and Fog Cutter Capital Group, Inc. K. Tyler O’Connell MORRIS JAMES LLP 3205 Avenue North Blvd. Suite 100 P.O. Box 2306 Wilmington, DE 19899 (302) 888-6892 Attorneys for Nominal Defendant FAT Brands, Inc. Brock E. Czeschin RICHARDS, LAYTON & FINGER P.A. 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 Attorneys for Defendants Squire Junger, James Neuhauser, Edward H. Rensi John P. DiTomo MORRIS NICHOLS ARSHT & TUNNELL LLP 1201 North Market Street Wilmington, DE 19801 (302) 658-9200 Attorneys for the Special Litigation Committee of the Board of Directors of FAT Brands, Inc. 8. Any Person who fails to object in the manner prescribed above shall be deemed to have waived such objection (including the right to appeal), unless the Court in its discretion allows such objection to be heard at the Settlement Hearing, and shall forever be barred from raising such objection in the Action, or any other action or proceeding, or from otherwise contesting the Settlement or the Fee and Expense Amount, and will be bound by the Final Judgment to be entered and the releases to be given.

{02162711;v1 } 8 9. At least twenty-eight (28) calendar days prior to the Settlement Hearing, the SLC and Plaintiffs’ counsel shall file with the Court a brief or briefs in support of the Settlement, including the Fee and Expense Application as well as the Service Award Application. Any objections to the Settlement and/or the Fee and Expense Amount shall be filed and served no later than fourteen (14) calendar days prior to the Settlement Hearing. 10. At least seven (7) calendar days prior to the Settlement Hearing, the SLC and the Parties shall serve and file with the Court any response briefs to any objections made by an Objector pursuant to Paragraph 7 above. 11. In the event that the Settlement is not approved by the Court, the Settlement and any actions taken in connection therewith shall become null and void for all purposes, and all negotiations, actions, documents, and proceedings connected with it: (i) shall be without prejudice to the rights of any Party; (ii) shall not be deemed to be construed as evidence of, or an admission by any Party of, any wrongdoing, the validity or invalidity of any claim asserted in the Action, or any other fact, matter, or thing; and (iii) shall not be admissible in evidence or be used for any purpose in any subsequent proceedings in the Action or any other action or proceeding. The Parties shall be deemed to have reverted to their respective status in the Action as of January 3, 2025, and, except as otherwise expressly provided, the

{02162711;v1 } 9 Parties shall proceed in all respects as if neither that agreement nor the Stipulation had been executed and any related orders had not been entered. 12. All proceedings in this Action (except proceedings as may be necessary to carry out the terms and conditions of the proposed Settlement) are hereby stayed and suspended until further order of the Court. Except as provided in the Stipulation, pending final determination of whether the Settlement should be approved, Plaintiffs and all other FAT stockholders acting or purporting to act on behalf of FAT are barred and enjoined from commencing, prosecuting, or in any way participating in the commencement or prosecution of, any action or other proceeding asserting any Released Claim against Defendants or any of the Released Persons. 13. The Court may, for good cause shown, extend any of the deadlines set forth in this Order without further notice to anyone other than the Parties to the Action and any Objectors. _____________________________ Nathan A. Cook, Vice Chancellor

EXHIBIT C

{02162712;v1 } IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. C.A. No. 2021-0511-NAC JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG C.A. No. 2022-0254-NAC

{02162712;v1 } 2 CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. NOTICE OF PENDENCY OF SETTLEMENT OF DERIVATIVE ACTIONS TO: ALL CURRENT STOCKHOLDERS OF FAT BRANDS, INC. (TRADING SYMBOLS: NASDAQ: FAT, NASDAQ: FATBB) PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE RELEASED CLAIMS DEFINED HEREIN. IF YOU DO NOT OBJECT TO THE PROPOSED SETTLEMENT, OR TO THE PROPOSED ATTORNEYS’ FEE AND EXPENSE AMOUNT DESCRIBED IN THIS NOTICE, YOU ARE NOT OBLIGATED TO TAKE ANY ACTION. I. WHY ARE YOU RECEIVING THIS NOTICE? The purpose of this notice (the “Notice”) is to inform you of: (i) lawsuits (the “Actions”) in the Court of Chancery of the State of Delaware (the “Court”) brought on behalf of FAT Brands, Inc. (“FAT” or the “Company”); (ii) a proposal to settle the Actions as provided in the Amended Stipulation and Agreement of Settlement, dated September 11, 2025 (the “Stipulation”), which sets forth the terms and

{02162712;v1 } 3 conditions of the proposed settlement of the Actions (the “Settlement”); and (iii) your right, among other things, to attend and participate in a hearing to be held on December 17, 2025 at 11:00 a.m. EST, in the Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801 (or by telephonic or video means as may be designated by the Court (the “Settlement Hearing”). This Notice describes the rights you may have under the Stipulation and what steps you may, but are not required to, take concerning the proposed Settlement. If the Court approves the Settlement, the parties will ask the Court to approve an Order and Final Judgment (the “Final Judgment”) that would end the Action.1 II. BACKGROUND TO THE ACTION AND THE SETTLEMENT THE FOLLOWING DESCRIPTION OF THE ACTION HAS BEEN PREPARED BY COUNSEL FOR THE SPECIAL LITIGATION COMMITTEE AND THE SETTLING PARTIES. IT IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF ANY FINDINGS OF FACT, AND THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS. NOR SHOULD THE FOLLOWING DESCRIPTION BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES. Plaintiffs James Harris and the Estate of Adam Christopher Vignola (“Plaintiffs”) are current stockholders of FAT. Nominal defendant FAT, a Delaware corporation with its headquarters in Beverly Hills, California, is a multi-brand franchising company that acquires, markets, and develops fast casual and casual dining restaurant concepts. Andrew Wiederhorn (“Wiederhorn”), Edward Rensi, James Neuhauser, and Squire Junger (collectively, the “Independent Director Defendants”) are all former members of FAT’s Board of Directors (the “Board”). Wiederhorn is the current Chairman of the Board and former Chief Executive Officer (“CEO”) of FAT. Wiederhorn, Fog Cutter Holdings, LLC (“Holdings”) and FCCG, Inc. (“FCCG” and, together with Wiederhorn and Holdings, the “Fog Cutter Defendants” and together with FAT and the Individual Defendants, the 1 Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings assigned to them in the Stipulation.

{02162712;v1 } 4 “Defendants”)2 were affiliated with Defendant Wiederhorn and were allegedly controlling stockholders of FAT at relevant times. A. Summary of Plaintiff’s allegations in Harris v. Junger, et al., C.A. No. 2021-0511-NAC (“Harris I”) In Harris I Plaintiffs alleged that aside from a controlling stake in FAT, FCCG held little of material value apart from net operating loss (“NOLs”) carryforwards following FAT’s October 2017 initial public offering (“IPO”). Through his ownership of Holdings, Wiederhorn held a controlling stake in FCCG. Plaintiffs further alleged that Wiederhorn caused FCCG to repeatedly make tens of millions of dollars in cash advances to Wiederhorn in the form of “shareholder loans” following the FAT IPO, and contending that because FCCG had no source of cash flow to make these advancements, FCCG borrowed tens of millions of dollars from FAT pursuant to an intercompany promissory note issued in connection with the FAT IPO. By December 29, 2019, Wiederhorn’s shareholder loan balance had increased to over $16.8 million. By June 28, 2020, FCCG had allegedly forgiven the entirety of the shareholder loan, while Wiederhorn continued to borrow. In April 2020, the Board authorized FAT to enter into a $35 million Intercompany Revolving Credit Agreement (the “Intercompany Agreement”) with FCCG. Under this new agreement, FCCG funded additional cash advancements to Wiederhorn. By August, the amount owed under the Intercompany Agreement had increased to almost $40 million. On August 18, 2020, Wiederhorn proposed a transaction in which Fat Brands would acquire FCCG (the “Merger”). Through the Merger, the Fat Brands stock held by FCCG would be cancelled, FCCG stockholders would be issued Fat Brands common stock in the amount previously held by FCCG, and non-FCCG stockholders of FAT (including the Company’s directors) would receive a special dividend of dividend-bearing Fat Brands Series B Preferred Stock. The dividend at that time represented a value transfer away from FCCG to FAT’s non-FCCG stockholders. As part of this transaction, FAT would forgive borrowings made by FCCG under the Intercompany Agreement and assume much of FCCG’s debt, but preserve the use of FCCG’s NOL carryforwards, which FAT contended held significant value. The Board approved the Merger on December 10, 2024, and the Merger was consummated on December 24, 2020. 2 Defendants and Plaintiffs are collectively referred to herein as the “Parties.”

{02162712;v1 } 5 Following a books and records investigation pursuant to Delaware General Corporation Law (“DGCL”) Section 220, Plaintiffs filed a Verified Stockholder Derivative Complaint (the “Harris I Complaint”) on June 10, 2021 in the Court of Chancery of the State of Delaware (the “Court”), captioned Harris v. Junger, et al., C.A. No. 2021-0511-NAC. The Harris I Complaint asserted claims derivatively on behalf of Nominal Defendant FAT based upon, among other things, allegations that Wiederhorn and Holdings breached their fiduciary duties as controlling stockholders of FAT by causing the Merger and FAT’s entry into the Intercompany Agreement, that the Independent Director Defendants breached their fiduciary duties to FAT by approving the Merger, that Holdings was unjustly enriched by the Merger, and that the Independent Director Defendants and Wiederhorn breached their fiduciary duties to FAT through the waste of corporate assets by entering into the Intercompany Agreement and the original promissory note. The Individual Defendants have denied, and continue to deny, all of the wrongdoing alleged in the Harris I Complaint. On August 5, 2021, Defendants filed a motion to dismiss the Harris I Complaint (the “Harris I Motion to Dismiss”), which was opposed by Plaintiffs. On February 11, 2022, the Court issued a bench ruling denying the Harris I Motion to Dismiss with respect to claims against Wiederhorn, Holdings, and two of the three Independent Director Defendants, and the Court took under advisement the unjust enrichment claim against Holdings and the claims against the third Independent Director Defendant (who was not a member of the Special Committee that recommended the Merger and did not vote on the Board’s approval of the Merger). In making its bench ruling, the Court held that, while the Merger appeared potentially fair to unaffiliated FAT stockholders because of the issuance of Series B Preferred Stock, Plaintiffs had alleged that the Merger was unfair to FAT and that it was “reasonably conceivable that [certain FAT] directors were acting either in self- interest or … in bad faith.” The Court also held it to be reasonably conceivable that the Merger constituted corporate waste under Delaware law. On May 25, 2022, the Court denied the Harris I Motion to Dismiss with respect to the undecided claims in a written opinion, declining at the pleadings stage to find the unjust enrichment claim against Holdings duplicative of the fiduciary duty claim and holding it was “reasonably conceivable” that Plaintiffs had stated a claim against the third Independent Director Defendant given his participation in earlier negotiations regarding the Merger and approval of the Intercompany Agreement. After initial document discovery, on January 31, 2023, the Company’s Board formed a Special Litigation Committee (the “Initial Special Litigation Committee”),

{02162712;v1 } 6 consisting of outside directors Amy Forrestal and Lynne Collier, to investigate, review and analyze the facts and circumstances surrounding the claims made in the Harris I Complaint. The Initial Special Litigation Committee was given the full power and authority of the Board to consider and determine on the Company’s behalf whether or not prosecution of the claims presented in or related to the Action were in the best interests of the Company and its stockholders, and what actions the Company should take with respect to Harris I. On February 3, 2023, the Initial Special Litigation Committee moved for a six-month stay of Harris I to conduct its independent investigation, with the assistance of its counsel. The Court granted the Initial Special Litigation Committee’s stay motion, which Plaintiffs had opposed. On March 28, 2023, Wiederhorn and Holdings caused all directors other than himself to be removed from the Board of Directors of FAT, including the Initial Special Litigation Committee. On April 4, 2023, Plaintiffs moved to lift the stay in Harris I. On April 5, 2023, the Court lifted the stay in Harris I. On May 4, 2023, the FAT Board of Directors formed a new Special Litigation Committee, consisting of Lynne Collier, Mark Elenowitz, and Kenneth Kepp (the “Special Litigation Committee” or “SLC”) to investigate, review and analyze the facts and circumstances surrounding the claims made in the Harris I Complaint, and to determine an appropriate course of action with respect thereto. The SLC retained the law firm of Morris Nichols Arsht & Tunnell, LLP to act as its legal advisor, and on May 8, 2023, moved to stay Harris I. On May 10, 2023, the United States Department of Justice (the “DOJ”) moved to intervene and stay discovery in Harris I pending the resolution of its investigation into the facts and circumstances underlying Harris I. On May 31, 2023, the Court issued an oral opinion granting the DOJ’s motions to intervene and stay discovery in Harris I. B. Summary of Plaintiff’s allegations in Harris v. Junger, et al., C.A. No. 2022-0254-NAC (“Harris II”) In Harris II, Plaintiffs alleged that following the Merger, FAT sought to expand by acquiring other restaurant chains using FAT stock as consideration. Continued issuances of FAT stock, however, threatened the dilution of Wiederhorn’s controlling stake. Plaintiffs further alleged that in response to this dilution,

{02162712;v1 } 7 Wiederhorn proposed to amend FAT’s Certificate of Incorporation to create a new class of super-voting stock (the “Recapitalization Transaction”). During this period, Plaintiffs alleged that FAT was also negotiating an acquisition that would have diluted Wiederhorn and Holdings below 50% ownership of FAT without consummation of the Recapitalization Transaction. On June 29, 2021, the Board approved the Recapitalization Transaction to create, and issue to existing FAT stockholders on a pro rata basis, a new class of FAT common stock representing 2,000 votes per share. As a result of this new issuance, Holdings and Wiederhorn’s control of FAT was decoupled from their economic ownership of FAT. Plaintiffs contended that the Board did not extract any consideration from Wiederhorn and Holdings in exchange for effective permanent control over FAT. On July 8, 2021, the Company filed a Preliminary Information Statement with the SEC representing that the Recapitalization Transaction had been approved by the written consent of a majority of the unaffiliated stockholders of FAT. On March 17, 2022, and after a second books and records investigation pursuant to DGCL Section 220, Plaintiffs commenced Harris v. Junger, et al., C.A. No. 2022-0254-NAC (“Harris II”) by filing a complaint with the Court (the “Harris II Complaint”). The Harris II Complaint alleged that the Company received nothing in the Recapitalization Transaction in exchange for the granting of permanent control to Wiederhorn and Holdings. Plaintiffs also alleged that the Defendants had breached their fiduciary duties in connection with the Recapitalization Transaction claiming that the Board knew or should have known that certain written consents purportedly received by the Company were invalid and obtained through a materially false solicitation statement. The Harris II Complaint asserted claims derivatively on behalf of Nominal Defendant FAT against Wiederhorn, the Board, and Holdings. Plaintiffs alleged that Wiederhorn and the Board had breached their fiduciary duties to the Company as directors, that Wiederhorn and Holdings had breached their fiduciary duties to the Company as controlling stockholders, and that Wiederhorn and Holdings were unjustly enriched by the Recapitalization Transaction. Defendants denied, and continue to deny, all of the wrongdoing alleged in the Harris II Complaint. On May 2, 2022, Defendants moved to dismiss the Harris II Complaint (the “Harris II Motion to Dismiss”), arguing that Plaintiffs failed to make a required pre- litigation demand on the FAT Board. On November 17, 2022, the Court held a hearing on the Harris II Motion to Dismiss. On April 5, 2023, at the same time that

{02162712;v1 } 8 the Court lifted the stay in Harris I, it also issued an order denying the Harris II Motion to Dismiss. In making its decision, the Court held that Plaintiffs had sufficiently pled facts supporting a conclusion that the Independent Director Defendants acted in bad faith in approving the Recapitalization Transaction, and that therefore Plaintiffs were excused from making a pre-litigation demand. Additionally, in denying the Harris II Motion to Dismiss, the Court held that “plaintiffs have sufficiently pled, for motion to dismiss purposes, that the special committee defendants acted for the controller's benefit without regard to the company's interests and got nothing in exchange for a transaction that was only favorable to the controller.” The Court noted, however, that its ruling was “a pleading-stage determination” and that “defendants were advised by very sophisticated counsel,” and “discovery may well reveal that defendants really were acting in the company's best interests.” Following denial of the Harris II Motion to Dismiss, the parties engaged in initial document discovery. On July 14, 2023, the Special Litigation Committee determined to investigate the facts and circumstances underlying Harris II. On July 21, 2023, the SLC moved to stay Harris II, and the Court granted the Parties’ stipulation to stay Harris II on August 10, 2023, subject to the production of documents responsive to Plaintiffs’ outstanding document requests. During the pendency of the stays in Harris I and Harris II, the SLC, through its counsel, received and reviewed more than 190,000 documents to investigate the underlying factual and legal theories of liability advanced in the Actions, as well as potential theories of liability not advanced in the Actions. The SLC met regularly during its investigation and invited and received presentations from counsel for both the plaintiffs and the defendants. The SLC, through its counsel, conferred with attorneys for the DOJ from time to time to be kept apprised on the status of the Government’s work. Although the SLC did not complete its investigation nor did it conduct interviews given the overlay of an ongoing Government investigation and criminal trials, it concluded that it would not move to dismiss the Actions and that it would be in the best interests of the Company to achieve a global settlement of both Actions and to work with Plaintiffs’ counsel to try to achieve that end. C. Further Developments in the Actions FAT used approximately $1.5 million of the NOLs in 2022 and approximately $23.5 million of the NOLs in 2023.

{02162712;v1 } 9 Beginning in March 2024, the SLC, Plaintiffs, and Defendants began engaging in arm’s-length negotiations concerning a possible settlement of Harris I and Harris II. On May 9, 2024, the DOJ filed an indictment in the United States District Court for the Central District of California against Wiederhorn, FAT, and two other individuals alleging, among other things, that Wiederhorn caused FAT and FCCG to compensate him approximately $47 million between 2010 and January 2021 through “distributions, which he [and others] categorized as ‘shareholder loans’” (the “Indictment”). United States of America v. Wiederhorn, et al., No.: 2:24-cv- 00295-RGK (C.D. Cal.) (the “California Court”). The Indictment provided notice that the United States would seek to have Mr. Wiederhorn, if convicted, forfeit “[a]ll right, title and interest to any property, real or personal, constituting, or derived from, any proceeds traceable to the offenses” alleged in the Indictment. On May 31, 2024, the DOJ filed a status report and proposed order with the Delaware Court requesting a further stay of Harris I until the resolution of the criminal charges against Wiederhorn and FAT. On June 3, 2024, the Delaware Court granted the request of the DOJ and stayed Harris I until the resolution of criminal charges against Wiederhorn and FAT. On June 14, 2024, the trial on the criminal charges against Wiederhorn and FAT was continued until October 28, 2025. Following an all-day mediation session on January 3, 2025, the parties and the SLC reached an agreement in principle to settle all of the claims in Harris I and Harris II. This settlement was endorsed by the SLC. On July 17, 2025, the trial on the criminal charges against Wiederhorn and FAT was continued until January 13, 2026. On July 29, 2025, the DOJ filed an unopposed motion to dismiss the Indictment, and on August 7, 2025, the California Court ordered the Indictment to be dismissed without prejudice against Wiederhorn and FAT. On August 1, 2025, the Parties formalized their agreement and entered into an initial stipulation of settlement. On September 11, 2025, the Parties entered into the Stipulation, which sets forth the final terms and conditions of the Settlement. On September 18, 2025, the Court entered the Scheduling Order providing for, among other things, the scheduling of the Settlement Hearing and the distribution of this Notice.

{02162712;v1 } 10 THE COURT HAS NOT DETERMINED THE MERITS OF PLAINTIFFS’ CLAIMS OR THE DEFENSES THERETO. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE ANY FINDING OF VIOLATION OF THE LAW BY THE INDIVIDUAL DEFENDANTS OR THAT RECOVERY COULD BE HAD IN ANY AMOUNT IF THE ACTION WAS NOT SETTLED. III. WHAT ARE THE TERMS OF THE SETTLEMENT? THE TERMS AND CONDITIONS OF THE SETTLEMENT ARE SET FORTH IN DETAIL IN THE STIPULATION, WHICH HAS BEEN FILED WITH THE COURT. THIS NOTICE INCLUDES ONLY A SUMMARY OF VARIOUS TERMS OF THE SETTLEMENT AND DOES NOT PURPORT TO BE A COMPREHENSIVE DESCRIPTION OF ITS TERMS. The proposed Settlement confers financial and corporate governance benefits upon FAT. Because the Action was brought derivatively by Plaintiffs on behalf of FAT, the benefits of the Settlement will go directly to the Company. In consideration of the proposed Settlement, the Defendants shall pay, or cause to be paid, the aggregate amount of $10,000,000 in cash (the “Cash Component”) to FAT. Within twenty (20) calendar days after the Effective Date, the Fog Cutter Defendants shall surrender 200,000 shares of Twin Hospitality Group, Inc. Class A Common stock to FAT (the “Shares Component,” and with the Cash Component, the “Settlement Payment”). Additionally, to settle the Action, Defendants have agreed that the Company will adopt, implement, and maintain the Corporate Governance Reforms set forth in Exhibit A to the Stipulation, which include amendments to FAT’s Corporate Governance Guidelines and Audit Committee charter. Among other things, these Corporate Governance Reforms provide for: • The hiring of a public company experienced Chief Financial Officer (“CFO”), controller, and general counsel. • The creation of a standing Related Party Transactions Committee of the Board, comprised exclusively of directors that are independent under NASDAQ rules, to review and approve or reject all proposed transactions

{02162712;v1 } 11 between FAT and any officer or director of the corporation (or affiliated entity) for a period of at least three (3) years. • Amending Andrew Wiederhorn’s Consulting agreement to permit the Compensation Committee to determine the reasonableness of Mr. Wiederhorn’s hourly billing, and to propose and make any agreed-to changes it may deem necessary. • The charter of the Audit Committee to be amended to require that the audit committee shall hire and take guidance from independent and competent Delaware corporate counsel in considering any related party transaction. IV. WHAT CLAIMS WILL THE SETTLEMENT RELEASE? If the Settlement is approved, the Court will enter a Final Judgment dismissing the Action with prejudice. Pursuant to the Final Judgment, and upon the Effective Date of the Settlement, the following releases will occur: (a) Plaintiffs, the SLC and all of its members, the Company, any Current FAT Stockholder, the Defendants, and all of their respective successors-in- interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall be deemed to have, and by operation of the Judgment (as defined in ¶ 11 of the Stipulation) approving this Settlement shall have, completely discharged, dismissed with prejudice on the merits, released and settled, to the fullest extent permitted by law, all claims, including Unknown Claims as defined infra and potential claims, whether they are asserted or unasserted, suspected or unsuspected, discovered or undiscovered, that Plaintiffs now have or may have had against Defendants for any matter arising from, relating to, or otherwise stemming from, whether directly or indirectly, the allegations and claims asserted in the Actions (the “Plaintiffs’ Released Claims”) against the Defendants, as well as their agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities (the “Defendant Releasees”) or the members of the SLC, as well as each of their members and agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities (the “SLC Releasees”), and shall be forever barred and enjoined from commencing, instituting,

{02162712;v1 } 12 prosecuting, or continuing to prosecute any of the Plaintiffs’ Released Claims against any of the Defendant Releasees or SLC Releasees. Notwithstanding anything to the contrary herein, Plaintiffs’ Released Claims shall not include: (i) any claims relating to the enforcement of the Settlement; (ii) claims purportedly on behalf of FAT to recover money damages or obtain other remedies for harm to FAT (if any) caused by (a) the reconstitution of the FAT Board and/or the removal, appointment or re-appointment of directors from the FAT Board in March 2023 sought by Richard Collura in Case No. 2024-1305-NAC pending in Delaware Chancery Court (the “Collura Action”) and as identified and pled in the Complaint filed on December 17, 2024 therein (the “Collura Complaint”); (b) alleged misrepresentations relating to the civil and criminal investigations opened by the SEC and DOJ in November 2021 in certain of FAT’s SEC filings from 2022 through 2024 alleged by Collura in the Collura Action and as identified and pled in the Collura Complaint; (c) alleged insider stock sales by Andrew Wiederhorn in 2022 and 2023 alleged by Collura in the Collura Action and as identified and pled in the Collura Complaint; and (d) alleged compensation and bonuses proposed, approved and awarded to identified officers and/or directors of the Company while the aforementioned government investigations were ongoing in 2022 and 2023 as identified and pled in the Collura Complaint. Additionally, nothing in this Stipulation shall be construed to in any way limit or impair any claims being brought or maintained by the DOJ or the SEC against any of the defendants named in the Actions. For the avoidance of doubt, and notwithstanding any allegations or claims that have been or could have been asserted in the Collura Action, Plaintiffs’ Released Claims shall include claims purportedly on behalf of FAT to recover money damages or obtain other remedies for harm to FAT (if any) caused by the 2020 merger between FAT and FCCG, the 2021 recapitalization transaction and/or any and all loans, loan agreements, promissory notes, intercompany credit agreements and/or forgiveness of loans as between FAT and FCCG and/or FCCG and Andrew Wiederhorn from 2017 through 2020. (b) The SLC and all of its members, the Company, and the Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such only, will

{02162712;v1 } 13 fully, finally and forever release, settle, and discharge, and shall forever be enjoined from prosecuting against Plaintiffs, their respective counsel, all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing (collectively, the “Plaintiff Releasees”), and the SLC Releasees, any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape or form, including unknown claims, arising out of or relating to the Section 220 demands, or the investigation, commencement, prosecution or settlement of the Actions (the “Defendants’ Released Claims,” and together with Plaintiffs’ Released Claims, the “Released Claims”). Notwithstanding anything to the contrary herein, Defendants’ Released Claims shall not include any claims relating to the enforcement of the Settlement. Until the Court decides whether to approve the Settlement, Plaintiffs and all other FAT stockholders acting or purporting to act on behalf of FAT are barred and enjoined from commencing, prosecuting, or in any way participating in the commencement or prosecution of, any action or other proceeding asserting any Released Claim against Defendants or any of the Released Persons. Definitions The Stipulation defines these capitalized terms as follows: “Plaintiffs’ Released Claims” means any and all claims, including Unknown Claims as defined infra, whether they are asserted or unasserted, arising from, relating to, or otherwise stemming from the allegations set forth by Plaintiffs in the Actions (the “Plaintiffs’ Released Claims”) against the Defendants, as well as their agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities. “Defendants’ Released Claims means any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape or form, including unknown claims, arising out of or relating to the 220 demands, or the investigation, commencement, prosecution or settlement of the Actions against Plaintiffs, their respective counsel, and all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing. “Unknown Claims” means any and all claims belonging to Plaintiffs, FAT stockholders, or Defendants within the scope of the releases, known or unknown,

{02162712;v1 } 14 suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. With respect to any and all Released Claims, the Settling Parties agree that upon the Effective Date, the Settling Parties shall expressly waive, and all FAT stockholders acting or purporting to act on behalf of FAT shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived the provisions, rights, and benefits conferred by or under California Civil Code Section 1542, or any other law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. The Settling Parties acknowledge that they may hereafter discover facts in addition to or different from those now known or believed to be true by them with respect to the subject matter of the Released Claims, but it is the intention of the Settling Parties to completely, fully, finally, and forever compromise, settle, release, and discharge any and all Released Claims, known or unknown, suspected or unsuspected, contingent or fixed, accrued or unaccrued, apparent or unapparent, which do now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. The Settling Parties acknowledge, and FAT’s stockholders shall be deemed by operation of the Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Stipulation of which this release is a part, and was relied upon by each and all of the Defendants in entering into the Settlement. V. WHAT ARE THE REASONS FOR SETTLING THE ACTION? Plaintiffs’ entry into the Settlement is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged in the Actions. Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Actions through trial and possible appeals. Plaintiffs and Plaintiffs’ Counsel also have taken into account the considerable value obtained for

{02162712;v1 } 15 FAT by the Settlement, the uncertain outcome and the risk of further litigation, especially in complex cases such as this Actions, as well as the difficulties and delays inherent in such litigation (particularly in light of the concurrent criminal prosecution in the California Court), and they are also mindful of the inherent problems of proof of, and possible defenses to, the claims asserted in the Actions. Based on the foregoing and Plaintiffs’ Counsel’s thorough investigation and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement is, under the circumstances present here, fair, reasonable, adequate, and in the best interests of FAT and FAT’s stockholders. The Defendants have denied, and continue to deny, any and all allegations of wrongdoing or liability arising out of or relating in any way to the events, conduct, statements, acts, or omissions alleged in the Action. Without limiting the foregoing, the Defendants have denied, and continue to deny, among other things: that they breached any fiduciary duties or any other duty owed to FAT or its stockholders in connection with the Merger or Recapitalization Transactions; that they were unjustly enriched as a result of any breach of fiduciary duty or other act, omission, or conduct; that they committed any waste of FAT’s corporate assets; that they committed any violations of law or wrongdoing whatsoever; or that Plaintiffs, FAT, or FAT’s stockholders suffered any damage or were harmed as a result of any act, omission, or conduct by the Defendants alleged in the Action or otherwise. The Defendants have further asserted, and continue to assert, that at all relevant times, they acted in good faith and in a manner that they reasonably believed to be in the best interests of FAT and its stockholders. Defendants have entered into the Settlement solely to eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation, without admitting any wrongdoing or liability whatsoever. VI. HOW WILL THE ATTORNEYS GET PAID? Before final approval of the proposed Settlement, Plaintiffs’ Counsel intends to petition the Court for an award of attorneys’ fees in an aggregate amount of up to $3,250,000, plus reimbursement of reasonable expenses incurred in connection with the Action not to exceed $350,000 (the “Fee & Expense Award”). Neither Defendants nor their insurers shall have any financial obligation with respect to the Settlement beyond the amount of the Settlement Amount. Plaintiffs further intend to seek a service award to be paid to Plaintiffs to compensate them for their time, effort and expenditures in furtherance of this litigation, to be paid exclusively from the Fee & Expense Award (the “Service Award”). Defendants take no position as to

{02162712;v1 } 16 Plaintiffs’ petition for a Fee & Expense Award and/or the request for a Service Award. Any potential Fee & Expense Award shall be paid by the Company, and any Service Award shall be paid out of any Fee & Expense Award ordered by the Court. Any failure by the Court to approve a Fee & Expense Award or Service Award in any particular amount, or at all, shall not affect the validity of the Settlement, affect or delay the enforceability of the Settlement, or provide any of the Settling Parties with the right to terminate the Settlement. VII. WHEN WILL THE SETTLEMENT HEARING TAKE PLACE? The Court has scheduled a Settlement Hearing to be held on December 17, 2025 at 11:00 a.m. EST, in the Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801 (or by telephonic or video means as may be designated by the Court). At the Settlement Hearing, the Court will consider whether the terms of the Settlement are fair, reasonable, and adequate and thus should be finally approved, whether the Fee and Expense Amount should be approved, and whether the Action should be dismissed with prejudice by entry of the Final Judgment pursuant to the Stipulation. The Court will also hear and determine objections, if any, to the proposed Settlement and the Fee and Expense Amount and rule on such other matters as the Court may deem appropriate. The Court may adjourn the Settlement Hearing from time to time without further notice to anyone other than the Parties and any Objectors (as defined below). The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the Parties and without further notice. VIII. DO I HAVE A RIGHT TO APPEAR AND OBJECT? Any stockholder of FAT who objects to the Settlement, the proposed Final Judgment to be entered, and/or the Fee and Expense Amount who wishes to be heard (an “Objector”), may appear in person or by his, her, or its attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no Objector shall be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Final Judgment to be entered thereon, unless he, she, or it has, no later than ten (10) calendar days before the Settlement Hearing (unless the Court in its discretion shall thereafter

{02162712;v1 } 17 otherwise direct, upon application of such Person and for good cause shown), filed with the Register in Chancery, Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801, and served upon counsel listed below, the following: (i) proof of current ownership of FAT stock; (ii) a written notice of the Objector’s intention to appear that states the Objector’s name, address, and telephone number and, if represented, the Objector’s counsel; (iii) a detailed statement of all of the grounds thereon and the reasons for the Objector’s desire to appear and to be heard; and (iv) all documents or writings which the Objector desires the Court to consider. Such filings must be served upon the following counsel by hand delivery, overnight mail, or the Court’s electronic filing and service system: Stephen E. Jenkins ASHBY & GEDDES, P.A. 500 Delaware Avenue, 8th Floor Wilmington, Delaware 19801 (302) 654-1888 Attorneys for Plaintiffs Martin S. Lessner YOUNG CONAWAY STARGATT & TAYLOR, LLP 1000 North King Street Wilmington, DE 19801 (302) 571-6600 Attorneys for Defendants Andrew A. Wiederhorn, Fog Cutter Holdings, LLC, and Fog Cutter Capital Group, Inc. K. Tyler O’Connell MORRIS JAMES LLP 3205 Avenue North Blvd. Suite 100 P.O. Box 2306 Wilmington, DE 19899 (302) 888-6892 Attorneys for Nominal Defendant FAT Brands, Inc. Brock E. Czeschin RICHARDS, LAYTON & FINGER P.A. 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 Attorneys for Defendants Squire Junger, James Neuhauser, Edward H. Rensi John P. DiTomo MORRIS NICHOLS ARSHT & TUNNELL LLP 1201 North Market Street Wilmington, DE 19801

{02162712;v1 } 18 (302) 658-9200 Attorneys for the Special Litigation Committee of the Board of Directors of FAT Brands, Inc. Any Person who fails to object in the manner prescribed above shall be deemed to have waived such objection (including the right to appeal), unless the Court in its discretion allows such objection to be heard at the Settlement Hearing, and shall forever be barred from raising such objection in the Action, or any other action or proceeding, or otherwise contesting the Settlement or the Fee and Expense Amount, and will otherwise be bound by the Final Judgment to be entered and the releases to be given. IX. HOW DO I GET ADDITIONAL INFORMATION? This Notice summarizes the proposed Settlement. It is not a complete statement of the events of the Action or the terms and conditions of the Stipulation. For additional information about the Action and the Settlement, please refer to the documents filed with the Court, including the Stipulation. You may examine the Court files during regular business hours of each business day at the office of the Register in Chancery, Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801. The Clerk’s office will not mail copies of documents to you. For more information concerning the Settlement, you may also call or write to the counsel referenced in Section VIII hereto. PLEASE DO NOT WRITE TO OR CALL THE COURT. BY ORDER OF THE COURT Dated: _______________ _______________________________ Register in Chancery

EXHIBIT D EFiled: Sep 11 2025 09:59AM EDT Transaction ID 77053518 Case No. Multi-Case

{02162714;v1 } IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. C.A. No. 2021-0511-NAC JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG C.A. No. 2022-0254-NAC

{02162714;v1 } 2 CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. [PROPOSED] ORDER AND FINAL JUDGMENT WHEREAS, the above-captioned derivative actions (the “Actions”) are pending before this Court; WHEREAS, (i) the Special Litigation Committee of the Board of Directors of FAT Brands, Inc. (the “Special Litigation Committee” or “SLC”); (ii) James Harris and the Estate of Adam Christopher Vignola, plaintiffs in the above-captioned Actions (“Plaintiffs”); (iii) Squire Junger (“Junger”), James Neuhauser (“Neuhauser”), and Edward H. Rensi (“Rensi” and collectively with Junger and Neuhauser, the “Independent Director Defendants”); (iv) Andrew A. Wiederhorn (“Wiederhorn”), Fog Cutter Holdings, LLC (“Holdings”), and Fog Cutter Capital Group, Inc. (“FCCG” and collectively with Holdings and Wiederhorn, the “Fog Cutter Defendants”); and (v) nominal defendant FAT Brands, Inc. (“FAT” and together with the Independent Director Defendants and Fog Cutter Defendants, the

{02162714;v1 } 3 “Defendants,” and the Defendants and Plaintiffs together, the “Parties”) have entered into an Amended Stipulation of Agreement and Settlement, dated September 11, 2025 (the “Stipulation”), which sets forth the terms and conditions for the proposed settlement and dismissal with prejudice of the above-captioned Actions (the “Settlement”), and provides for the full and final resolution, release, discharge, and settlement of all Released Claims as against the Released Persons, subject to the approval of the Court; WHEREAS, the Stipulation and the Settlement were presented at a hearing held before this Court on ______________________, 2025, pursuant to the Court’s Scheduling Order With Respect to Notice and Settlement Hearing, dated _________________________, 2025 (the “Scheduling Order”); WHEREAS, the Parties appeared by their attorneys of record and the attorneys for the respective Parties have been heard in support of the Settlement and an opportunity to be heard has been given to all other Persons desiring to be heard as provided in the Notice of Pendency of Settlement of Derivative Actions (the “Notice”); and WHEREAS, the Court has reviewed and considered the Stipulation, all papers filed and proceedings held in connection with the Settlement, all oral and written comments regarding the proposed Settlement, and the benefits of the proposed Settlement, with good cause appearing therefor.

{02162714;v1 } 4 IT IS HEREBY ORDERED, ADJUDGED, AND DECREED, this ___ day of _________________, 2025 that: 1. For purposes of this Order and Final Judgment (“Final Judgment”), the Court incorporates by reference the definitions in the Stipulation and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation unless otherwise defined herein. 2. The Court has jurisdiction over the subject matter of the Actions, including all matters necessary to effectuate the Stipulation and this Final Judgment, and over all of the Parties. 3. The Court finds that the Settlement as set forth in the Stipulation is fair, reasonable, adequate, and in the best interests of FAT and its stockholders. 4. The Court finds that the Settlement is the result of good faith, arms’- length negotiations between experienced counsel fairly and adequately representing the interests of the respective Parties. 5. The Court fully and finally approves the Stipulation and the Settlement in all respects, and the Parties are directed to consummate the Settlement in accordance with the terms of the Stipulation. 6. The Notice has been given to all current stockholders of FAT pursuant to and in the manner directed by the Scheduling Order, proof of dissemination of the Notice has been filed with the Court, and a full opportunity to be heard has been

{02162714;v1 } 5 offered to all Parties and Persons in interest. The form and manner of the Notice is hereby determined to have been provided in full compliance with each of the requirements of Court of Chancery Rule 23.1, due process, and applicable law, and to have constituted due, adequate, and sufficient notice to all Persons entitled thereto. 7. The Actions and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice. As between Plaintiffs and Defendants, the Parties are to bear their own costs, except as otherwise provided in herein. 8. As of the Effective Date, the Parties shall be deemed bound by the Stipulation and this Final Judgment. Upon the Effective Date, and by operation of this Final Judgment, Plaintiffs (both individually and derivatively on behalf of FAT), all other FAT stockholders acting or purporting to act on behalf of FAT, and FAT shall be deemed to have, and shall have, fully, finally, and forever settled, released, and discharged the Released Claims against all Released Persons, as well as any and all claims (including Unknown Claims) against the Released Persons arising out of, relating to, or in connection with the defense, settlement, or resolution of the Actions; provided, however, that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation, any order awarding attorneys’ fees and expenses, or this Final Judgment.

{02162714;v1 } 6 9. Upon the Effective Date, Plaintiffs (both individually and derivatively on behalf of FAT), all other FAT stockholders acting or purporting to act on behalf of FAT, and FAT will be forever barred and enjoined from commencing, prosecuting, or in any way participating in the commencement or prosecution of, any action or proceeding asserting any of the Released Claims against any of the Released Persons, or any action or proceeding against any of the Released Persons arising out of, relating to, or in connection with the defense, settlement, or resolution of the Actions; provided, however, that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation or this Final Judgment. 10. Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of this Final Judgment shall have, fully, finally, and forever settled, released, and discharged all claims (including Unknown Claims) against Plaintiffs and Plaintiffs’ Counsel, and their respective Related Persons, arising out of, relating to, or in connection with the commencement, maintenance, prosecution, settlement, or resolution of the Actions; provided, however, that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation or this Final Judgment. 11. Nothing in this Final Judgment shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation.

{02162714;v1 } 7 12. The Court hereby approves the Fee and Expense Award, comprised of $______________ in attorneys’ fees, plus $____________ in reimbursement of litigation expenses, for a total amount of $_____________, and finds that this figure is fair and reasonable. The Fee and Expense Award shall be paid pursuant to the provisions of the Stipulation. 13. A Service Award of $___________ is granted to each of the two Plaintiffs in recognition of their roles and efforts in prosecuting the Actions and achieving the Settlement, to be paid exclusively out of the Fee and Expense Award. 14. The binding effect of this Final Judgment, the enforceability of the Stipulation, and the occurrence of the Settlement’s Effective Date, shall not be conditioned upon, subject to, or delayed by the resolution of any appeal from this Final Judgment that relates solely to the issue of the Fee and Expense Award. 15. Neither the Stipulation, nor any of its terms or provisions, nor entry of this Final Judgment, nor any document or exhibit referred to in or attached to the Stipulation, nor any action taken to carry out the Settlement is, may be construed as, or may be offered, received, or used in any way, in the Actions or any other action or proceeding, as evidence of an admission by any of the Parties with respect to the truth of any fact alleged in the Actions, or the validity of any claim that has been or could have been asserted in the Actions or any other litigation, or the deficiency or infirmity of any defense that has been or could have been asserted in the Actions or

{02162714;v1 } 8 in any other litigation, or of any fault, wrongdoing, or liability of any of the Defendants. Notwithstanding the foregoing, Defendants and the Released Persons may file the Stipulation, or any judgment or order of the Court related thereto, including this Final Judgment, in any action that has been or may be brought against them, in order to support a claim or defense based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. 16. Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of the Stipulation. 17. Without further approval from the Court, the Parties are hereby authorized to agree to and adopt such amendments, modifications, and expansions of the Stipulation and/or any of the exhibits attached thereto to effectuate the Settlement that are not materially inconsistent with this Final Judgment. 18. In the event that the Settlement (or any amendment thereof by the Settling Parties) is rendered null and void as to all Parties for any reason: (i) all of the Parties shall be deemed to have reverted to their respective litigation statuses as of January 3, 2025, and they shall proceed in all respects as if the Stipulation had not been executed and any related orders had not been entered; (ii) all of their respective claims and defenses as to any issue in the Actions shall be preserved without

{02162714;v1 } 9 prejudice in any way; (iii) the statements made, acts performed, and documents executed in connection with the Settlement shall not be deemed to prejudice in any way the positions of any of the Parties with respect to the Actions, or to constitute an admission of fact or wrongdoing by any Party, nor shall they be used by, or entitle, any Party to recover any fees, costs, or expenses incurred in connection with the Actions; and (iv) neither the existence of the Settlement, nor its terms, nor the contents of the Stipulation, nor any statements made in connection with the negotiation of the Settlement and Stipulation, nor any other settlement communications shall be admissible in evidence or shall be referred to for any purpose in the Actions, or in any other litigation or judicial proceeding. 19. Without affecting the finality of this Final Judgment in any way, this Court retains continuing and exclusive jurisdiction over the Parties and all FAT stockholders for purposes of the administration, implementation, interpretation, and enforcement of the Settlement, Stipulation, and this Final Judgment. 20. There is no just reason to delay the entry of this Final Judgment as a final judgment in the above-captioned Actions pending in this Court. Accordingly, the Register in Chancery is expressly directed to enter immediately this Final Judgment dismissing with prejudice the above-captioned Actions. _____________________________ Nathan A. Cook, Vice Chancellor

Multi-Case Filing Detail: The document above has been filed and/or served into multiple cases, see the details below including the case number and name. Transaction Details Court: DE Court of Chancery Civil Action Document Type: Exhibits Transaction ID: 77053518 Document Title: Exhibit D to Amended Stipulation and Agreement of Compromise, Settlement and Release Submitted Date & Time: Sep 11 2025 9:59AM Case Details Case Number Case Name 2021-0511-NAC STAYED/CONF ORD/James Harris v. Squire Junger 2022-0254-NAC STAYED (2/7/2024) CONF ORDER James Harris v. Squire Junger